Exhibit 10.54

December 28, 2016

Denise L. Godreau

Re: Offer Letter of Employment

Dear Denise:

On behalf of SeaWorld Entertainment, Inc. (the “Company”), I am pleased to offer you the position of Chief Marketing Officer of the Company. The purpose of this offer letter agreement (“Letter Agreement”) is to describe the general terms and conditions of your employment with the Company. If you accept this offer, your employment with the Company will begin on January 3, 2017 (the “Start Date”) and you will work in the Company’s headquarters at 9205 South Park Center Loop, Orlando, Florida. You will report to the Company’s Chief Executive Officer.

1.Base Salary. Your annualized base salary will be $400,000, less applicable taxes, deductions and withholdings, paid semi-monthly in accordance with the regular payroll practices of the Company. Your base salary is intended to compensate you for all hours worked and is subject to annual review. The Company’s regularly scheduled pay days are currently on the 15th and the last day of each month.

2.Annual Incentive Bonus Plan. In addition to your base salary, you will be eligible to participate in the annual incentive bonus plan, as adopted by the Company from time to time (“Annual Bonus Plan”), with a target annual incentive bonus of 80% of your annual base salary, less applicable taxes, withholdings and deductions, payable in cash and/or stock in the Company’s sole discretion. Target incentives do not constitute a promise of payment. Any actual bonus paid will be subject to the terms and conditions of the Annual Bonus Plan and contingent upon the level of achievement of Company performance objectives for such fiscal year, as established by the Compensation Committee of the Company’s Board of Directors (“Compensation Committee”). To qualify for an incentive bonus, you must remain continuously employed by the Company through the date that the incentive bonus is paid.

3.Long-Term Incentive Plan. You also will be eligible to participate in the long-term incentive plan, as adopted by the Company from time to time. Your target annual opportunity under the long-term incentive plan is 150% of your base salary, subject to vesting and the other terms and  conditions  of  both  the  Company’s  standard  stock  award   agreements  and  the Company’s equity incentive plan (more detail will be provided to you).  With respect to your 2017 annual equity award opportunity (“2017 LTIP Grant”), in the first quarter of fiscal 2017, you will receive a target award opportunity equal in value to $600,000 with one-half (50%) of the target award opportunity awarded in time-vesting shares and the other half (50%) awarded in performance-vesting shares.  In addition, you will receive a grant of the time-vesting portion of your 2018 annual equity award opportunity equal in value to $300,000 at the same time you receive your 2017 LTIP Grant (the “Early 2018 LTIP Grant”). The time-vesting shares for the 2017 LTIP Grant and the Early 2018 LTIP Grant will vest over five years, with one-third of each award vesting on each of the third, fourth and fifth anniversaries of the date of grant, subject to the your continued employment through the applicable vesting dates.

4.Sign-On Restricted Stock Award.  As part of your employment offer and to ensure that you begin participating in our long-term compensation programs immediately, you will receive a onetime restricted stock award equal in value to $500,000.  The actual number of shares that you will receive will be determined based upon the fair market value of the Company’s common stock on your Start Date. These shares shall vest in three equal annual installments over the first three anniversaries of the date of grant so long as you remain employed by the Company through such dates. The other terms and conditions set forth in the Company’s standard stock award agreement will apply.

5.Health and Welfare Benefits.  The Company provides a very competitive benefits package for its eligible employees. Eligible employees may participate in the Company’s health insurance benefits (medical, dental and vision), life insurance, short term and long term disability, the 401(k) Plan, and the Flexible Spending Plan (Healthcare Reimbursement Account and/or Dependent Care Reimbursement Account). Please refer to benefit plan documents for eligibility. The Company reserves the right to eliminate or modify its benefits at any time.

6.Vacation. You will be eligible for four (4) weeks of annual paid vacation, which will accrue and be usable in accordance with Company policy. Thereafter, you will accrue vacation at the regular accrual rate (up to a maximum of six (6) weeks) as specified in the Company’s Vacation Policy.

7.Severance. You also will be an eligible participant in the Company’s Key Employee Severance Plan (the “Plan”), as in effect from time to time. The Company reserves the right to terminate or amend the Plan at any time. Severance benefits are payable under the Plan if your employment terminates as a result of (a) job elimination resulting from a business reorganization, reduction in force, facility closure, business consolidation, (b) job elimination resulting from a sale or merger, or (c) lack of an available position following a return from a certified medical leave of absence or work related injury or illness.

Notwithstanding anything to the contrary set forth in the Plan, you may terminate your employment with Good Reason (as defined below) by providing the Company fifteen (15) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of your knowledge (whether actual or constructive, including, without limitation, knowledge that you would have reasonably obtained after making due and appropriate inquiry) of such event.  During such fifteen (15) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, your termination of employment will be effective upon the expiration of such cure period, and you shall be entitled to the same payments and benefits as provided in the Plan, subject to the same conditions on payment and benefits as described in the Plan.  Following such termination of your employment by you with Good Reason, except as set forth in this Section 7 and Section 17 hereof with respect the DRP (as defined  below), you shall have no further rights to any compensation or any other benefits under this Letter Agreement.  Benefits under the Plan are not payable if you voluntarily resign for any reason other than Good Reason, fail to return a Release and Waiver of Claims (as defined in the Plan), or engage in willful misconduct as determined in the sole discretion of the Plan administrator. As a participant in the Plan and, notwithstanding anything to the contrary in the Plan, you will be entitled to severance pay consisting of the following, less applicable taxes, deductions and withholdings: (1) 12 months of your base salary (or 18 months of your base salary if termination of your employment occurs prior to the second anniversary of your Start Date); (2) a lump sum payment equal to the amount that you would be required to pay premiums for 12 months of COBRA coverage; and (3) a lump sum payment equal to your actual pro-rated bonus (not to exceed your target bonus) for the year subject to approval by the Compensation Committee. In order to be eligible for Plan benefits, you must sign and return the Company’s standard Release and Waiver of Claims (as defined in the Plan). The Company reserves the right to eliminate or modify the Plan at any time.

For purposes of this Section 7, “Good Reason” means, without your consent, (i) a material diminution in your title, duties, or responsibilities as set forth in this Letter Agreement, (ii) a material reduction in your annualized base salary set forth in Section 1 hereof or target annual bonus opportunity set forth in Section 2 hereof (in each case, other than pursuant to an across-the-board reduction applicable to all similarly situated executives), (iii) the relocation of your principal place of employment by more than fifty (50) miles from the Company’s headquarters in Orlando, Florida, or (iv) any other material breach of a provision of this Letter Agreement by the Company (other than a provision that is covered by clause (i), (ii), or (iii) above).  You acknowledge and agree that your exclusive remedy in the event of any breach of this Letter Agreement shall be to assert Good Reason pursuant to the terms and conditions of this Section 7. Notwithstanding the foregoing, during your employment, in the event that the Company’s Board of Directors reasonably believes that you may have engaged in conduct that could constitute cause for termination of your employment, the Company’s Board of Directors may, in its sole and absolute discretion, suspend you from performing your duties hereunder, and in no event shall any such suspension constitute an event pursuant to which you may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Letter Agreement during such period of suspension.

8.Business   Expenses. The   Company will reimburse you for all actual, necessary and reasonable   business expenses you incur in the course of the Company’s business in accordance with the Company’s expense policies, as in effect from time to time.

9.Relocation  Expenses. To assist you with relocation, we offer relocation reimbursement and assistance as outlined in the Company’s executive relocation policy, as in effect from time to time.

10.Proprietary  Agreement  and  No Conflict with  Prior  Agreement.  During the course of your employment, it is likely that you will become knowledgeable about confidential and/or proprietary information related to the operations, products and services of the Company and its affiliates. Similarly, you may have confidential or proprietary information from prior employers that should not be used or disclosed to anyone at the Company. Therefore, you will be required to read, complete and sign the Company’s standard Intellectual Property and Confidentiality Agreement. In addition, the Company insists that you comply with any existing and/or continuing contractual obligations that you may have with your former employers.  By signing this Letter Agreement, you represent that your employment with the Company shall not breach any agreement you have with any third party.

11.Obligations. During your employment, you must devote your full business efforts and time to the Company. This obligation, however, will not preclude you from engaging in appropriate civic, charitable or religious activities or, with the consent of the Company’s Board of Directors, from serving on the boards of directors of companies that are not competitors to the Company as long as the activities do not materially interfere or conflict with your responsibilities to or your ability to perform your duties of employment at the Company. Any outside activities must be in compliance with and approved if required by the Company’s Code of Business Conduct and Ethics or Corporate Governance Guidelines.

12.Employment At-Will. No provision of this Letter Agreement will be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with the Company is at-will employment which may be terminated by you or the Company at any time for any reason (or for no reason) with or without advance notice, subject to your eligibility for specified types of severance payments upon specified types of terminations, as described in Section 7 hereof.

13.Internal Company Policies. The Company is committed to creating a positive work environment and conducting business ethically. During your employment with the Company, you will be expected to abide by all of the Company’s internal policies and procedures including, but not limited to the Company’s Code of Business Conduct Ethics and Corporate Governance Guidelines, and to conduct your business activities at all times in accordance with the highest legal, ethical and professional standards.

14.Entire Agreement. This Letter Agreement and the referenced documents and agreements constitute the entire agreement between you and the Company with respect to the subject matter hereof and supersede any and all prior or contemporaneous oral or written representations, understandings, agreements or communications between you and the Company concerning those subject matters.

15.Eligibility to Work in the United States.  In order for the Company to comply with United States law, we ask that on your Start Date you bring with you appropriate documentation to verify your authorization to work in the United States. The Company may not employ anyone who cannot provide documentation showing that they are legally authorized to work in the United States.

16.Pre-Employment Screening Contingencies. This Letter Agreement is contingent upon your successful completion of our pre-employment checks, which may include a criminal background screen, reference check, and post-offer drug test.

17.Disputes; Arbitration. The Company uses a Dispute  Resolution  Program (“DRP”)  for  all  employment-related   disputes,  the  last  step  of  which is final and binding arbitration. The DRP will be a term and condition of your employment and your exclusive remedy for any employment claims you may have. By accepting employment with the Company you agree to submit all claims to the DRP.

18.Governing Law; Waiver of Jury Trial. THIS LETTER AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS.  THIS LETTER AGREEMENT CONTAINS A BINDING ARBITRATION CLAUSE.  EACH PARTY TO THIS LETTER AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT.

We look forward to you joining the Company. Please indicate your acceptance of this offer by signing where indicated below and returning an executed copy of this Letter Agreement to me at your earliest convenience.

Sincerely,

/s/ Joel K. Manby

Joel K. Manby

President and Chief Executive Officer

Agreed and Accepted as of this 28th day of December, 2016:

/s/ Denise L. Godreau

Denise L. Godreau